As filed with the Securities and Exchange Commission on April 2, 2020

Registration No. 333-231343

Registration No. 333-224791

Registration No. 333-217898

Registration No. 333-214244

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-231343

Form S-8 Registration No. 333-224791

Form S-8 Registration No. 333-217898

Form S-8 Registration No. 333-214244

UNDER THE SECURITIES ACT OF 1933

RA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2908274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive Cambridge, MA	02140
(Address of Principal Executive Offices)	(Zip Code)

Ra Pharmaceuticals, Inc. 2010 Stock Option and Grant Plan

Ra Pharmaceuticals, Inc. 2016 Stock Award and Incentive Plan

Ra Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan

(Full title of the plans)

Douglas A. Treco, Ph.D.

President and Chief Executive Officer

Ra Pharmaceuticals, Inc.

87 Cambridgepark Drive

Cambridge, MA 02140

(Name and address of agent for service)

(617) 401-4060

(Telephone number, including area code, of agent for service)

Copies to:

J. D. Weinberg	David C. Lubner
Covington & Burling LLP	Executive Vice President
The New York Times Building	and Chief Financial Officer
620 Eighth Avenue	Ra Pharmaceuticals, Inc.
New York, New York 10018	87 Cambridgepark Drive
(212) 841-1037	Cambridge, Massachusetts 02140
(617) 401-4060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Ra Pharmaceuticals, Inc. (the “Registrant”):

•	Registration Statement No. 333-231343, filed with the SEC on May 9, 2019, pertaining to the registration of 1,682,915 shares of the common stock of the Registrant, $0.001 par value per share (the “Common Stock”), reserved for issuance under the Ra Pharmaceuticals, Inc. 2016 Stock Award and Incentive Plan, as amended from time to time (the “2016 Plan”), and 300,000 share of Common Stock reserved for issuance under the Ra Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan, as amended from time to time (the “2016 ESPP”);

•	Registration Statement No. 333-224791, filed with the SEC on May 9, 2018, pertaining to the registration of 905,067 shares of Common Stock reserved for issuance under the 2016 Plan and 226,266 shares of Common Stock reserved for issuance under the 2016 ESPP;

•	Registration Statement No. 333-217898, filed with the SEC on May 11, 2017, pertaining to the registration of 901,846 shares of Common Stock reserved for issuance under the 2016 Plan and 225,461 shares of Common Stock reserved for issuance under the 2016 ESPP; and

•	Registration Statement No. 333-214244, filed with the SEC on October 26, 2016, pertaining to the registration of 2,095,494 shares of Common Stock reserved for issuance under the Ra Pharmaceuticals, Inc. 2010 Stock Option and Grant Plan (the “2010 Plan”), 1,401,109 shares of Common Stock reserved for issuance under the 2016 Plan, and 175,000 share of Common Stock reserved for issuance under the 2016 ESPP.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statements to deregister all securities that remain unsold under the above-referenced Registration Statements.

On April 2, 2020, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 9, 2019, by and among UCB S.A., a société anonyme formed under the Laws of Belgium (“Parent”), Franq Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the “Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as an indirect wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts on April 2, 2020.

RA PHARMACEUTICALS, INC.

By:	/s/ David C. Lubner
David C. Lubner
Executive Vice President and Chief Financial Officer
(principal financial officer and principal accounting officer)

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the Securities Act of 1933, as amended.